Exhibit 99.1

For Immediate Release:

Contact:	Curtis A. Sampson, Chairman and Chief Executive Officer
Jeffrey K. Berg, President and Chief Operating Officer
Paul N. Hanson, Vice President - Finance

Communications Systems Announces

Third Quarter 2003 Operating Results.

Hector, MN ---- November 5, 2003--- Communications Systems, Inc. (AMEX: JCS) today reported net income of $447,000 or $0.05 per diluted share for the third quarter ended September 30, 2003 compared to net income of $1,670,000 or $0.20 per diluted share for the third quarter of 2002. Third quarter 2003 revenues totaled $24,666,000 compared to revenues of $28,987,000 in the third quarter of 2002. Nine-month revenues through September 30, 2003 were $76,110,000 compared to $80,082,000 in the same period in 2002.  Net income for the nine months ended September 30, 2003 was $1,798,000 or $.22 per diluted share compared to net income of $1,098,000 or $.13 per diluted share through nine months in 2002. The Company recorded a writedown for excess inventory of $1,500,000 in the second quarter of 2002. The 2003 nine-month revenues include $9,426,000 in sales contributed from the MiLAN business unit, which was acquired March 25, 2002, compared to MiLAN sales of $6,373,000 in the first nine months of 2002.

The company’s United Kingdom based business unit, continues to experience weak market conditions and reported a $225,000 loss in the third quarter and a  $905,000 loss in the first nine months of 2003 compared to a loss of $279,000 in the first nine months of  2002.  Total severance costs incurred in 2003 for this business unit is approximately $290,000.

The company’s education consulting segment reported a 60% decline in revenues from $5,019,000 in the 2002 third quarter to $2,044,000 in the 2003 third quarter with a resulting pretax loss of $175,000 compared to pretax income of $833,000 in the third quarter of 2002.  The decline in revenue was the result of business being deferred to future periods.

Media conversion and network switch segment revenues declined  $1,977,000 to $12,440,000 in the third quarter of 2003 compared to $14,417,000 in the same period in 2002.  Pretax income decreased to $829,000 for the 2003 third quarter compared to $2,310,000 in the third quarter of 2002.  Delays in shipping switches to a large school district was a significant factor in the decline.

Jeffrey K. Berg, President and Chief Operating Officer, commented: “CSI continues to be in a very challenging market.  We have made significant achievements in lowering our cost structure and increasing our cash balances.  We believe the focus of our efforts on growing CSI sales and profitability will be reflected in the fourth quarter with improved results.”

Curtis A. Sampson Chairman and Chief Executive Officer, said:  “It’s been a very difficult two and a half years for manufacturers like CSI in our market and where slack customer demand forced our major customers to slash spending.  During that time CSI has fared much better than most of our competitors and contemporaries as it has remained profitable and is well positioned as the telecommunications market rebounds from the past couple years.  We will continue to invest and focus on expending our new growth segments while evaluating our portfolio to identify and pursue opportunities for higher growth and profitability.”

About Communications Systems

Communications Systems, Inc. provides physical connectivity infrastructure and services for cost-effective broadband solutions and is a leading supplier of voice-grade connecting devices and wiring systems. CSI serves the broadband network market as the world’s leading supplier of media conversion technology, which permits networks to deploy fiber optic technology, while retaining the copper-based infrastructure already embedded in the network. In addition, CSI supplies copper wire and fiber optic structured wiring systems for broadband networks, as well as line filters for digital subscriber line service. CSI also provides network design, training and management services.

Cautionary Statement: From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, the Company may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans which are typically preceded by the words “believes,” “expects,” “anticipates,” “intends” or similar expressions.  For such forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in federal securities laws. Shareholders and the investing public should understand that such forward-looking statements are subject to risks and uncertainties which could cause actual performance, activities or plans to differ significantly from those indicated in the forward-looking statements.  Such risks and uncertainties include, but are not limited to: lower sales to RBOCs and other major customers; competitive products and technologies; our ability to successfully reduce operating expenses at certain business units; the general health of the telecom sector; profitability of recent acquisitions; delays in new product introductions; higher than expected expense related to new sales and marketing initiatives; availability of adequate supplies of raw materials and components; fuel prices; and other factors discuss from time to time in the Company’s filings with the Securities and Exchange Commission.

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CSI CONSOLIDATED SUMMARY OF EARNINGS

	Three Months Ended September 30
	2003	2002
Revenues	$24,666,206	$28,987,379
Gross Margin	6,551,362	9,152,482
Operating Income	562,298	2,768,466
Income Before Income Taxes	582,197	2,725,276
Income Taxes	135,000	1,055,000
Net Income	447,197	1,670,276
Basic Net Income Per Share	$.05	$.20
Diluted Net Income Per Share	$.05	$.20

Average Shares Outstanding:
Average Common Shares Outstanding	8,168,870	8,261,819
Dilutive Effect of Stock Options Outstanding	27,768	311
	8,196,638	8,262,130

	Nine Months Ended September 30
	2003	2002
Revenues	$76,110,039	$80,082,308
Gross Margin	21,371,802	20,163,799
Operating Income	2,492,241	1,890,765
Income Before Income Taxes	2,753,470	1,827,916
Income Taxes	955,000	730,000
Net Income	1,798,470	1,097,916
Basic Net Income Per Share	$.22	$.13
Diluted Net Income Per Share	$.22	$.13

Average Shares Outstanding:
Average Common Shares Outstanding	8,163,414	8,275,912
Dilutive Effect of Stock Options Outstanding	18,370	2,266
	8,181,784	8,278,178